Index License Agreement

This Index License Agreement (“Agreement”) is made as of February 26, 2019 (“Effective Date”) by and between RAFI Indices, LLC, a California limited liability company having a principal place of business at 620 Newport Center Drive, Suite 900, Newport Beach, California 92660 USA (“RI”) and HC Capital Trust (“COMPANY”), (“Licensee”), an investment company registered under the Investment Company Act of 1940, as amended, on behalf of each of its Portfolios listed in the Order Schedule attached hereto. RI and Licensee are each referred to herein as a “Party” and collectively as the “Parties.” As used herein, an “Affiliate” of a Party means any current or future person or entity that controls, is controlled by or is under common control with such party, for so long as such person or entity qualifies as an Affiliate of such Party.

A. RI’s Affiliate, Research Affiliates, LLC, owns the intellectual property rights to certain indices and has granted to RI the right to sublicense the indices;

B. Licensee wishes to use certain indices identified in an Order Schedule entered into pursuant to this Agreement (each, an “Index” and collectively, the “Indices”) and the corresponding Index names identified in the Order Schedule (each, a “Mark” and collectively, the “Marks”) in connection with the development, issuance, marketing and promotion of certain financial transactions or products (the “Products”); and

C. RI is willing to grant Licensee the right to use the Indices and refer to the Indices and Marks in connection with the Products, on the following terms and conditions.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

1.	License Grant.

(a) License. Subject to the terms and conditions of this Agreement, RI grants Licensee a non-exclusive, non-sublicensable, non-transferable license solely to: (i) use the Indices as the basis or as a component of the Products and (ii) use and refer to the Indices and the Marks (in accordance with the restrictions set forth in this Agreement and any applicable Order Schedule) in connection with the Products, including in Licensee’s marketing materials and on Licensee’s website relating to the Products, and in connection with any disclosures about the Products that are required under any applicable laws, rules or regulations (“Laws”). RI reserves all rights except those expressly licensed to Licensee under this Section 1(a). For purposes of this Agreement, a financial instrument shall be considered a Product if it is a fundamentally weighted index based, in whole or in part, on RI’s Indices.

(b) No Sublicensing or Distribution. Nothing herein authorizes Licensee to sublicense any of the Indices. Licensee shall not directly or indirectly disseminate or otherwise publish, distribute or disclose to any third party, other than investment advisers or sub-advisers managing investment portfolios for Licensee, any of the Indices, any Index prices (“Index Prices”) or any other information related to the Indices that is designated as “Confidential” or “Proprietary” by RI.

(c) Proprietary Notices. Licensee shall include the following statement prominently at the beginning of any written or electronic use of any of the Indices: “Index calculated by RAFI Indices, LLC or its suppliers”. This may take the form of a clearly marked, legible footnote.

(d) Licensee Warranty. Licensee represents, warrants and covenants that it will comply with all applicable Laws, and that Licensee has and shall maintain at all times during the term of this Agreement all governmental, regulatory and other third party licenses, registrations (including fund registrations and registration or recordation of this Agreement), permits, certifications, rights, consents and approvals required for the Products, its performance under this Agreement, its use of the Indices as contemplated under this Agreement or the conduct of its business and to provide its Products, products and services. Licensee shall provide proof of such licenses, registrations, permits, certifications, rights, consents and approvals promptly upon RI’s request.

2.	Index Disclosure Requirements.

(a) Regulatory and Promotional Materials. Licensee is responsible for meeting any legal requirements concerning the accuracy and completeness of a registration statement, prospectus or organizational or offering documents. Licensee’s regulatory, organizational and offering documents shall under no circumstances give the impression that the Products are issued or endorsed by RI or any of its Affiliates, licensors or contractors. Unless otherwise agreed with RI, there shall be incorporated in such materials the following text or substantially similar text:

The [NAME OF LICENSED FUND OR LICENSED PRODUCT] is not sponsored, offered, or sold in any manner by RAFI Indices, LLC or any of its affiliates, licensors or contractors (the “RAFI Parties”) nor do any of the RAFI Parties offer any express or implicit guarantee, warranty or assurance either with regard to the results of using the [NAME OF RAFI INDEX] (the “Index”) or the Index Price at any time or in any other respect. The Index is calculated and published by the RAFI Parties. The RAFI Parties use commercially reasonable efforts to ensure that the Index is calculated correctly. None of the RAFI Parties shall be liable for any error, omission, inaccuracy, incompleteness, delay, or interruption in the Index or any data related thereto or have any obligation to point out errors in the Index to any person. Neither publication of the Index by the RAFI Parties nor the licensing of the Index or Index trademark for the purpose of use in connection with the [NAME OF LICENSED FUND OR LICENSED PRODUCT] constitutes a recommendation by any of the RAFI Parties to invest in nor does it in any way represent an assurance, endorsement or opinion of any of the RAFI Parties with regard to any investment in [NAME OF LICENSED FUND OR LICENSED PRODUCT]. The trade names Fundamental Index™ and RAFI™ are registered trademarks of Research Affiliates, LLC in the US and other countries.

(b) Marketing Materials. In all marketing material published by the Licensee which specifically refers to the Index or any product based on such Index, other than Regulatory Materials described above, unless otherwise agreed with RI in relation to a particular document, the Licensee shall include the following text or substantially similar text:

RAFI® is a trademark owned by Research Affiliates, LLC and is used by RAFI Indices, LLC (“RAFI”) under license. The RAFI® Index Series is calculated by RAFI. RAFI does not sponsor, offer, or sell this product and is not in any way connected to it and does not accept any liability in relation to its issue, operation and trading. Any intellectual property rights in the index values and constituent list are the intellectual property of RAFI. Fundamental Index® and RAFI® [list all other RA trademarks used in the document] trade names are the exclusive property of Research Affiliates, LLC.

(c) Reports, Factsheets and Marketing Materials. In any reports, including analytical reports, factsheets or any marketing materials containing RI information or data the following text or substantially similar text shall accompany such data:

Source: RAFI Indices, LLC (“RAFI”) © RAFI [year]. Fundamental Index® and RAFI® are registered trademarks of Research Affiliates, LLC. The RAFI® Index Series is calculated by RAFI and all intellectual property rights in the Index are the property of RAFI. Neither RAFI nor or any of its affiliates, licensors or contractors shall be liable for any error, omission, inaccuracy, incompleteness, delay, or interruption in the Index or any data related thereto or have any obligation to point out errors in the Index to any person. The information contained herein and all associated intellectual property is confidential and for the use of the recipient only. Such information shall not be knowingly or negligently misappropriated by the recipient.

No further distribution of RAFI data is permitted without RAFI’s express written consent.

3.	Proprietary Rights.

(a) Ownership. Licensee acknowledges that the Indices are selected, arranged and prepared by RI through the application of methods and standards of judgment and used and developed through the expenditure of considerable work, money and resources by RI. As between the Parties, RI is the owner of the Indices and Marks, and the Indices and their compilation and composition and changes thereto are in the control and at the discretion of RI. Licensee shall do nothing inconsistent with such ownership, and all use of the Marks by Licensee and all goodwill associated therewith shall inure to the benefit of and be on behalf of RI or its licensor(s). Licensee shall not attack the title of RI or its licensor(s), Research Affiliates, LLC to the Indices or the Marks or the validity of this Agreement or the license granted under this Agreement.

(b) Trademark Usage. Licensee shall use best efforts to protect the goodwill and reputation of RI, its Affiliates, the Indices and the Marks in connection with Licensee’s use of the Indices and the Marks under this Agreement. Licensee shall only use the Marks in the form and manner and with appropriate legends prescribed by RI from time to time. Licensee shall not use any other trademark or service mark in combination with any Mark. Upon RI’s request, Licensee shall submit to RI for approval all templates of text regarding RI or the Indices to be used in advertisements, brochures and promotional and informational material (other than price quotations for a Fund) that relate to or refer to RI or any of the Indices. RI’s approval will not be unreasonably withheld. Licensee shall not use the Marks, RI’s name, or any other trade name, trademark or service mark of RI or any of its Affiliates in a manner that indicates or is likely to indicate that RI or any of its Affiliates is the source of or sponsors or otherwise approves or endorses Licensee, its Products or any other products or services. Licensee shall not use the Marks in any manner which might cause confusion as to RI’s responsibility for preparing and distributing the Indices or as to the identity of Licensee and its relationship to the Products. Licensee hereby grants to RI the rights to use Licensee’s name, tradenames, trademarks, and service marks in promotional materials, including its website only to refer to licensee nominally and not as a trademark.

(c) Quality Control. Licensee agrees that the nature and quality of all the Products will conform to the quality of the funds and other financial products as currently provided by Licensee and any other quality standards set by RI from time to time in its discretion. Licensee shall provide reasonable assistance to Licensor in facilitating RI’s control of such nature and quality, including permitting reasonable inspection of specimens of use of the Marks upon request.

(d) Infringements. If Licensee becomes aware of any unauthorized use of the Indices or Marks by any third party it will promptly notify RI in writing. RI will have the sole right and discretion to bring infringement or unfair competition proceedings involving the Indices or Marks.

4. Warranty; DISCLAIMER. Each Party represents and warrants that it has the authority to enter into this Agreement according to its terms. THE INDICES, THE MARKS AND ALL INFORMATION, DATA, MATERIALS, PRODUCTS AND SERVICES PROVIDED HEREUNDER ARE PROVIDED “AS IS” AND ON AN “AS AVAILABLE” BASIS WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, AND RI HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NONINFRINGEMENT OR ARISING FROM COURSE OF DEALING OR TRADE USAGE. WITHOUT LIMITING THE FOREGOING, RI DOES NOT REPRESENT, WARRANT, COVENANT OR GUARANTEE THAT THE INDICES, ANY DATA INCLUDED THEREIN OR ANY INFORMATION, DATA, MATERIALS, PRODUCTS OR SERVICES PROVIDED UNDER THIS AGREEMENT OR THE USE THEREOF WILL BE TIMELY, ACCURATE, COMPLETE,

UNINTERRUPTED OR ERROR-FREE. NEITHER RI NOR ITS AFFILIATES OR LICENSORS MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, ITS CUSTOMERS AND COUNTERPARTIES, OWNERS OF THE FUNDS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDICES OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE.

5.	Limitation of Liability; Indemnity.

(a) Limitation of Liability. RI’S TOTAL CUMULATIVE LIABILITY UNDER THIS AGREEMENT SHALL BE LIMITED TO THE AMOUNT PAID BY LICENSEE TO RI FOR THE INDEX GIVING RISE TO SUCH LIABILITY DURING THE TWELVE (12) MONTH PERIOD PRIOR TO THE EVENT GIVING RISE TO SUCH LIABILITY. IN NO EVENT SHALL RI OR ANY OF ITS AFFILIATES, LICENSORS OR CONTRACTORS BE LIABLE FOR ANY LOST PROFITS, LOSS OF DATA, LOSS OF GOODWILL, OR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES, HOWEVER CAUSED AND WHETHER ARISING UNDER BREACH OF CONTRACT, NEGLIGENCE, TORT, STRICT LIABILITY OR ANY OTHER THEORY OF LIABILITY, EVEN IF RI HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. Nothing in this Agreement excludes or limits RI’s liability to the extent that any applicable law precludes or prohibits any exclusion or limitation of liability.

(b) Force Majeure. RI shall not be liable for losses incurred due to (i) acts of God, unrest, war, terrorism, natural occurrences or other events outside of RI’s reasonable control (including without limitation fire, flood, earthquake, acts of war, acts of terror, strikes, lock-outs, labor shortages, disruption to transport, orders issued by domestic and foreign authorities not caused by culpable conduct and changes in applicable law); (ii) disruptions to technical installations such as any IT system which have not been caused by RI’s gross negligence or willful misconduct or (iii) computer viruses or attacks on IT systems by hackers.

(c) Disclaimer of Liability. RI shall have no liability for losses of any type whatsoever suffered by Licensee or any third party in connection with the issue, marketing, quoting, trade or advertising of the Products or any financial instruments issued by Licensee or any other products, services or advice provided by or through Licensee (collectively, “Licensee Products”).

(d) Indemnity.

(i)

Licensee shall defend, indemnify and hold harmless RI, its Affiliates and its and their officers, directors, employees, licensors, contractors and agents (collectively, the “RAFI Indemnitees”) from and against any and all third party claims, demands, suits, investigations and proceedings asserted against any of the RAFI Indemnitees and all liabilities, losses, penalties, damages, costs and expenses (including reasonable attorneys’ fees) arising out of or relating to: (i) use of any Index by the Licensee or (ii) any act or omission of Licensee which constitutes a breach of this Agreement or is related to any Licensee Products or the marketing, sale, distribution or dissemination of the foregoing.

(ii)

RI shall defend, indemnify and hold harmless Licensee, its Affiliates and its and their officers, directors, employees, licensors, contractors and agents (collectively, the “Licensee Indemnitees”) from and against any and all third party claims, demands, suits, investigations and proceedings asserted against any of the Licensee Indemnitees and all liabilities, losses, penalties, damages, costs and expenses (including reasonable attorneys’ fees) arising out of or relating to: (i) ownership of the Indices or use thereof as authorized under this Agreement constituting an infringement, violation, contravention or breach of any patent, copyright or trademark or constituting the misappropriation of a trade secret of any third party (each, an “IP Claim”); provided that RI shall not be responsible for any such claim if and to the extent caused by any modification of any Index not made by RI or the combination of any Index with any other product or service or (ii) any act or omission of RI which constitutes a breach of this Agreement. If RI determines in its reasonable discretion that an IP Claim may be asserted, RI may, in its discretion and at its expense, (A) modify or replace the allegedly infringing Index, (B) obtain for Licensee the right to continue use of such Index or (C) terminate the applicable Order Schedule with respect to such Index upon written notice to Licensee subject to Section 7(d) of this Agreement.

(iii)

Licensee or RI, as the case may be, shall (i) promptly notify the indemnifying party of any such claim or action contemplated in Sections 5(d)(i) and 5(d)(ii) above (although failure to do so will only relieve the indemnifying party of its indemnity obligations hereunder to the extent the indemnifying party was prejudiced thereby); (ii) reasonably cooperate with the indemnifying party, at the indemnifying party’s expense, in the defense of such claim or action; and (iii) the indemnifying party shall have full control over the defense and settlement of such claim or action, subject to Section 5(d)(iv) below. Without waiving the benefits of the immediately preceding sentence, the indemnified party shall have the right, at its own expense, to participate in the defense of any such claim or action.

(iv)

The indemnifying party shall have control over all negotiations for the settlement or compromise of a claim or action which such party is required to defend and/or handle under this Section 5; provided that such settlement or compromise is solely monetary in nature. Without limiting the generality of the foregoing, the indemnifying party may not without the other party’s prior written consent, settle, compromise or consent to the entry of any judgment in any such commenced or threatened claim or action, unless such settlement, compromise or consent: (i) includes an unconditional release of the relevant indemnified party from all liability arising out of such commenced; and (ii) does not include a statement as to, or an admission of, fault, culpability or failure to act by or on behalf of, the relevant indemnified party or otherwise adversely affect the relevant indemnified party.

6.	Fees.

(a) Fees. Licensee shall pay RI the license fees set forth in the applicable Order Schedule in accordance with this Section 6 and the applicable Order Schedule, plus any applicable value added tax at the applicable statutory rate (the “Fees”). The Licensee will pay RI the Fees calculated quarterly in arrears. RI shall have the right to change the license fees under any Order Schedule at any time after the initial twelve (12) month term of the Order Schedule. Licensee shall be responsible for paying all taxes, including value added tax (VAT), income tax and other taxes.

(b) AUM Reporting. Licensee shall report all assets being managed to the Indices to RI by thirty (30) days following the end of any calendar quarter (the “AUM Report”). RI shall rely on the AUM Report in the calculation and presentment of its invoices.

(c) Invoice. Unless otherwise set forth in the applicable Order Schedule, RI shall issue an invoice in arrears for fixed and variable fees within thirty (30) days of receiving each AUM Report.

(d) Payment. All invoices shall be due net fifteen (15) days of the date of the invoice. If Licensee has not rendered payment within fifteen (15) days of the date of the invoice, then in addition to all other remedies available to RI, Licensee shall pay RI interest of one percent (1%) per month, or the highest amount allowed under applicable law.

(e) Taxes. Each Party shall comply with applicable tax authority guidelines regarding filing and reporting for tax purposes. Licensee shall be responsible for all governmental and regulatory value added taxes, sales and other taxes, charges, duties and fees that are due and owing in connection with the receipt of services under this Agreement. Provided, however, that Licensee shall not be responsible for income or other taxes related to the revenues of RI, as applicable, derived from this Agreement.

(f) Records; Audit. Licensee shall keep accurate, detailed records with respect to the Products and its payments under this Agreement. Upon RI’s request, Licensee shall provide RI with access to Licensee’s books and records with respect to the Products and Licensee’s compliance with this Agreement and amounts owed under this Agreement. Licensee shall promptly pay any fees owed and if an audit reveals an underpayment of five percent (5%) or more during any of the prior four calendar quarters, then the Licensee shall pay for RI’s reasonable costs of the audit. This subsection shall survive for three (3) years after the term.

7.	Term; Termination.

(a) Term. The term of this Agreement shall commence on the Effective Date and continue unless and until terminated in accordance with this Section 7. The term of each Order Schedule shall be as set forth in the applicable Order Schedule.

(b) Termination Without Cause.

(i) At any time after the second anniversary of the Effective Date of this Agreement or an Order Schedule, either Party may terminate this Agreement and all applicable Order Schedules, or the Order Schedule, as applicable, without cause upon one hundred eighty (180) days’ prior written notice.

(ii) Either Party may terminate an Order Schedule in whole or in part with respect to one or more Indices without cause at any time upon one hundred eighty (180) days’ written notice prior to the end of a calendar quarter. In the event of partial termination of this type, the fees due shall be reduced on a pro rata basis.

(iii) RI shall have the right, in its discretion, to cease compilation and publication of any of the Indices and, in the event that any of the Indices is discontinued, to terminate this Agreement with respect to such Index. RI will use commercially reasonable efforts to give Licensee prior written notice of any such discontinuance, as practicable.

(c) Termination For Cause.

(i) RI shall have the right terminate this Agreement immediately upon written notice upon (A) any change in any applicable law, rule or regulation that renders performance of this agreement difficult or materially adversely affects RI or any of the Indices, as determined by RI; (B) any assignment of this Agreement by Licensee in violation of this Agreement; or (C) any direct or indirect change of control of Licensee.

(ii) Each Party may terminate this Agreement in whole or in part with respect to an affected Order Schedule for cause: if the other Party commits a material breach of this Agreement or an Order Schedule and, if such breach is capable of cure, fails to cure such breach within thirty (30) days after written notice specifying such breach.

(iii) RI may terminate this Agreement in whole or in part immediately upon written notice if RI believes in good faith that material damage or harm is occurring to the reputation or goodwill of RI, any of the Indices or any of the Marks by reason of any of the Products or the Licensee’s conduct, or performance under this Agreement.

(d) Effect of Termination. Upon expiration or termination of this Agreement or any Order Schedule for any reason , (i) all fees owed shall become immediately due and payable; (ii) all rights and license granted under this Agreement and all Order Schedules (or under this Agreement with respect to such Order Schedule) shall automatically terminate; and (iii) the Licensee shall immediately discontinue all use of the Indices and Marks and remove, delete or destroy all materials and other items bearing any of the Marks or referring to any of the Indices and, upon RI’s request, cause an officer of Licensee to certify in writing that Licensee has fully complied with this requirement. The Parties’ rights and obligations under Sections 1(b) (No Sublicensing or Distribution), 3(a) (Ownership), 4 (Warranty; DISCLAIMER), 5 (Limitation of Liability; Indemnity), 6 (Fees), 7(d) (Effect of Termination), 10 (Confidentiality), 11 (Notices), 12 (Country-Specific Terms and Conditions) and 13 (General Provisions) and any other provisions which by their terms or nature survive shall survive expiration or termination of this Agreement or any Order Schedule for any reason.

8. Assignment. RI may assign or delegate this Agreement or any of its rights or obligations hereunder without Licensee’s consent provided that RI informs the Licensee if it does so. Licensee shall not assign or delegate this Agreement or any of its rights or obligations under this Agreement without RI’s prior written consent, whether by operation of law or otherwise. A merger or sale of all or substantially all of Licensee’s assets to which this Agreement relates shall constitute an assignment requiring such consent. This Agreement shall be binding upon and inure to the benefit of the Parties and their heirs, successors and assigns.

9. Subcontracting. RI may subcontract any of its obligations or the performance of this Agreement to third parties. This includes in particular companies which take decisions jointly with RI on the composition and amendments to the composition of the Indices.

10.	Confidentiality.

(a)

“Confidential Information” means all information disclosed by one Party to the other Party that is marked “confidential” or “proprietary” or that would appear to a reasonable person to be confidential given the nature of the information and circumstances of disclosure. Notwithstanding the foregoing, the terms and conditions of this Agreement and each Order Schedule, including fees and pricing shall constitute Confidential Information. The recipient shall use the other Party’s Confidential Information solely for the purposes described in this Agreement and shall not disclose such Confidential Information to any third party, other than such Party’s Affiliates and its and their employees, contractors, and advisors with a need to know who are bound by a written or ethical confidentiality obligation at least as protective of the Confidential Information as this Agreement. Notwithstanding the foregoing, the recipient may disclose Confidential Information if and solely to the extent required by an order or other legal requirement of a court or other governmental body; provided that the recipient provides prompt prior written notice of any such requirement and cooperate with the other Party in seeking a protective order or other relief requested by the other Party, at the other Party’s expense.

(b)	The Parties’ confidentiality obligations shall apply for the term of this Agreement and five (5) years thereafter.

(c)	The foregoing confidentiality obligations shall not apply to such information which can be proved to have been:

i)	known to the recipient prior to communication;

ii)	publicly known at the time of communication;

iii)	publicly known after its communication without the recipient being responsible for this;

iv)	made available to the recipient by a third party by lawful means after communication and without restriction with respect to confidentiality or use; or

v)	developed by the recipient independently prior to communication.

11. Notices. Unless otherwise agreed in writing all communications or other notifications under this Agreement shall be in writing, delivered personally or by certified or registered mail, or overnight delivery by an established national or international delivery service, as applicable, addressed as follows or by email at the email addresses set forth below (provided that email shall not be sufficient for notices of breach, termination or an indemnifiable claim). All notices shall be deemed effective upon personal delivery or when received if sent by certified or registered mail or by overnight delivery or on the business day following receipt by email. Either Party may update its notice address by providing written notice to the other Party in accordance with this Section.

RI:

RAFI Indices, LLC

620 Newport Center Drive, Suite 900

Newport Beach, California 92660 USA

Attn.

Mr. Jonathan Treussard

Partner, Product Management

Telephone: 1.949.325.8781

E-Mail: treussard@rallc.com

With a copy to:

Mr. Asher Ailey

Chief Legal Officer, Chief Compliance Officer

Telephone: 1.949.325.8700

E-Mail: legal@rallc.com

Licensee:

HC Capital Trust

Five Tower Bridge

300 Barr Harbor Drive, 5th Floor

West Conshohocken, PA 19428

Attn.

Mark Hausmann, CFA, CAIA

Telephone: 1.610.943.4217

E-mail: mhausmann@hirtlecallaghan.com

12. Country-Specific Terms and Conditions. If the country specified in Licensee’s address in the preamble to this Agreement or any Order Schedule is one of the countries specified in Appendix 1 attached hereto, then the terms and conditions set forth in Appendix 1 for such specified country shall supplement, replace or modify the referenced terms in this Agreement or such Order Schedule, as applicable, as set forth in Appendix 1.

13.	General Provisions.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of California, United States of America, without regard to conflicts of laws provisions. Courts located in the State of California, United State of America shall have exclusive jurisdiction over any dispute relating to this Agreement, and the Parties hereby irrevocably consent to the exclusive jurisdiction of, and laying of venue in, such courts; provided that any judgment of such courts may be enforced by any court of competent jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods (1980) is specifically excluded and shall not apply.

(b) Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE.

(c) Great loss and immediate and irreparable injury would be suffered by a Party if the other Party should breach or violate any of its confidentiality obligations and by RI if Licensee breaches any other provision of this Agreement. The Parties agree that such covenants and agreements are reasonably necessary to protect and preserve their interests, and, that in addition to all other remedies provided at law or in equity, each Party shall be entitled to seek a temporary restraining order and a permanent injunction and other equitable relief to prevent a breach or threatened breach thereof, without posting a bond or other security.

(d) If Licensee receives CUSIPs as part of this Agreement, Addendum 2 applies. These terms are mandated by Standard & Poor’s and may not be altered by Licensee.

(e) If Licensee receives SEDOL codes as part of this Agreement, Addendum 3 applies. These terms are mandated by London Stock Exchange and may not be altered by Licensee.

(f) If any part of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby and shall be enforced to the maximum extent permitted by applicable law.

(g) No waiver of any breach of or default under, any provision of this Agreement or of any rights or obligations of any Party hereunder will be effective unless in writing and signed by the Party waiving compliance or deemed a waiver of any other provision or of any subsequent breach or default of the same provision hereof.

(h) This Agreement shall be read and construed, in respect of each Index, in conjunction with the relevant Order Schedule. In the case of any conflict between an Order Schedule and this agreement, the terms of the Order Schedule will take precedence.

(i) English is the governing language of this Agreement and all communications and proceedings relating to this Agreement shall be conducted in English.

(j) Except with respect to RI’s Affiliates, licensors and contractors as expressly set forth in this Agreement, there are no third party beneficiaries under this Agreement.

(k) This Agreement, the Order Schedules, and all Addenda, exhibits, schedules and appendices hereto and thereto constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede any prior or contemporaneous agreements, written or oral, regarding the subject matter hereof. Any amendment to this Agreement (including any Order Schedule) must be in writing and executed by both Parties to be valid.

Appendix 1: Country-Specific Terms and Conditions

Addendum 1: Order Schedule

Addendum 2: CUSIP

Addendum 3: SEDOL

[Signature Page Follows]

IN WITNESS WHEREOF, authorized persons representing each Party have executed this Agreement as of the Effective Date.

RI:		LICENSEE

RAFI INDICES, LLC		HC CAPITAL TRUST

By:	/s/ Asher Ailey	By:	/s/ Mark Hausmann
Name:	Asher Ailey	Name:	Mark Hausmann
Title:	Chief Legal Officer	Title:	Assistant Treasurer

Date:	February 26. 2019	Date:	2/26/2019

Appendix 1

Country-Specific Terms and Conditions

If an Affiliate of Licensee uses the Indices as the basis or as a component of the Products in a country other than the United States of America (the “Non-USA Country”), and the Affiliate is also located in the Non-USA Country then the terms and conditions set forth below for the Non-USA Country shall supplement, replace or modify the referenced terms in the Agreement or such Order Schedule, to the extent applicable.

PEOPLE’S REPUBLIC OF CHINA

Section 1(d) Section 1 is amended by replacing subsection 1(d) in its entirety with the following and adding the following new subsections 1(d) and 1(e):

(d) Licensee represents, warrants and covenants that Licensee shall comply with all applicable laws, rules and regulations and that Licensee has and shall maintain at all times during the term of this Agreement all governmental, regulatory and other third party licenses, registrations (including fund registrations and registration or recordation of this Agreement), permits, certifications, rights, consents and approvals required for it to perform under this Agreement, use of the Indices as contemplated under this Agreement or conduct its business and provide its products and services, including without limitation a Fund Management Qualification Certificate and a Qualified Domestic Institutional Investor approval from the China Securities Regulatory Commission (CSRC) and that it will duly register any financial products (funds) linked to the indices with the CSRC before it commences in any regulated activities. Licensee shall provide proof of such licenses, registrations, permits, certifications, rights, consents and approvals promptly upon RAFI Indices, LLC’s request. RAFI Indices, LLC shall have the right terminate this Agreement immediately due to any failure by Licensee to comply with this clause.

(e) Licensee shall obtain prior to the Effective Date and maintain at all times during the term of this Agreement all necessary approvals, including from the PRC State or local Administration of Foreign Exchange (SAFE), in order to ensure timely conversion of RMB and payment to RAFI Indices, LLC in U.S. currency for offshore payments to RAFI Indices, LLC.

REPUBLIC OF IRELAND

Section 2 Section 2 is amended by inserting the following additional required disclaimer language at the end of subsection 2(a):

Inclusion of a security within an index is not a recommendation by RAFI Indices, LLC or its affiliates to buy, sell, or hold such security, nor is it considered to be investment advice. All information provided by RAFI Indices, LLC or its affiliates is general and does not take into account the investment objectives, financial situation and the particular needs of any particular person. Any returns or performance provided are for illustrative purposes only and do not demonstrate actual performance. There is no assurance concerning the investment returns provided by any investment products based on the index. Neither RAFI Indices, LLC nor its affiliates make any representation regarding the advisability of investing in any investment product linked to an index.

UNITED KINGDOM

Section 2 Section 2 is amended by adding the following new subsection 2(e):

(e) Licensee shall include the following disclaimer in all regulatory and promotional materials that are used in connection the United Kingdom.

The content contained in indices offered by RAFI Indices, LLC (“Indices”) is presented for information purposes only and does not contain or constitute financial or investment advice in any form. The inclusion of a security or other financial instrument in any of the Indices should not be taken as a recommendation to buy, sell or hold such security or financial instrument and, in this regard, RAFI Indices, LLC expressly disclaims all liability and responsibility arising from any trading decisions taken as a result of information contained within any of its Indices or as a result of any security or financial instrument being included within (or omitted from) the Indices.

When making any investment decision based on the information provided for in the Indices or in relation to any financial instrument which is linked to any of the Indices, a recipient should apply his own discretion and judgement and/or obtain advice from a suitably qualified and experienced investment professional.

Furthermore RAFI Indices, LLC makes no representation as to the accuracy or completeness of the information contained within the Indices or of any financial instrument that is linked to any of the Indices.

When making verbal statements, Licensee shall use best efforts to, and shall cause its employees and contractors to, recite the foregoing disclaimer verbatim. Solely if and to the extent that is not commercially reasonable, Licensee shall when marketing, promoting or discussing any content of any of the Indices or any investment products or services linked to or rendered in connection with any Indices, Licensee shall and shall cause its employees and contractors to verbally disclose the following:

Please note that the indices offered by RAFI Indices, LLC are information based tools only and that the licensing or publication of such Indices are not to be construed as investment recommendations or advice and we do not recommend or endorse any investment products that are linked to any of the Indices.

Addendum 1 Order Schedule

ORDER SCHEDULE

dated as of February 26, 2019

Relating to the Index License Agreement dated as of February 26, 2019 entered into between RAFI Indices, LLC and COMPANY (“Index License Agreement”).

The terms and conditions of the Index License Agreement are hereby incorporated herein by reference. Therefore, this Order Schedule shall be read and construed in accordance with, the Index License Agreement. Capitalized terms used but not otherwise defined in the present Order Schedule shall have the meanings ascribed to such terms in the Index License Agreement. In the event of a conflict between the terms and conditions set forth in the Index License Agreement and in the present Order Schedule, the terms and conditions set forth in the present Order Schedule shall prevail.

1. List of Indices covered by this Order Schedule

Name of Index
RAFI Low Volatility Factor US Index

2. Licensed Marks

Trade Marks	Trade Mark owner	Trade Mark registered in
RAFI™	Research Affiliates, LLC	USA

3. Fees

Name of Index	Variable Fees Per Annum on Average Daily Net Assets Paid Quarterly

RAFI Single Factor Indices	4.50 bps on first $5B 4.00 bps on next $5B 3.50 bps on AUM above $10B

4. Products

HC Capital Trust - The Value Equity Portfolio
HC Capital Trust - The Institutional Value Equity Portfolio
HC Capital Trust - The Growth Equity Portfolio
HC Capital Trust - The Institutional Growth Equity Portfolio
HC Capital Trust - The Small Capitalization-Mid Capitalization Equity Portfolio
HC Capital Trust - The Institutional Small Capitalization-Mid Capitalization Equity Portfolio
HC Capital Trust - The Real Estate Securities Portfolio
HC Capital Trust - The Commodity Returns Strategy Portfolio
HC Capital Trust - The International Equity Portfolio
HC Capital Trust - The Institutional International Equity Portfolio
HC Capital Trust - The Emerging Markets Portfolio
HC Capital Trust - The ESG Growth Portfolio
HC Capital Trust - The Catholic SRI Growth Portfolio

5. Geographic Scope

For use in the United States of America.

[Signature Page Follows]

IN WITNESS WHEREOF, authorized persons representing each Party have executed this Order Schedule as of the date listed above.

RAFI:		LICENSEE

RAFI INDICES, LLC		HC CAPITAL TRUST

By:	/s/ Asher Ailey	By:	/s/ Mark Hausmann
Name:	Asher Ailey	Name:	Mark Hausmann
Title:	Chief Legal Officer	Title:	Assistant Treasurer

Date:	February 26. 2019	Date:	2/26/2019

Addendum 2 CUSIP

Licensee agrees that for the duration of this Agreement and any license granted hereunder, it shall comply with the following terms:

a) Licensee agrees and acknowledges that the CUSIP Database and the information contained therein is and shall remain valuable intellectual property owned by, or licensed to, Standard & Poor’s CUSIP Service Bureau (“CSB”) and the American Bankers Association (“ABA”), and that no proprietary rights are being transferred to Licensee in such materials or in any of the information contained therein. Any use by Licensee outside of the clearing and settlement of transactions requires a license from the CSB, along with an associated fee based on usage. Licensee agrees that misappropriation or misuse of such materials will cause serious damage to CSB and ABA and that in such event money damages may not constitute sufficient compensation to CSB and ABA; consequently, Licensee agrees that in the event of any misappropriation or misuse, CSB and ABA shall have the right to obtain injunctive relief in addition to any other legal or financial remedies to which CSB and ABA may be entitled;

b) Licensee agrees that Licensee shall not publish or distribute in any medium the CUSIP Database or any information contained therein or summaries or subsets thereof to any person or entity except in connection with the normal clearing and settlement of security transactions. Licensee further agrees that the use of CUSIP numbers and descriptions is not intended to create or maintain, and does not serve the purpose of the creation or maintenance of, a master file or database of CUSIP descriptions or numbers for itself or any third party recipient of such service and is not intended to create and does not serve in any way as a substitute for the CUSIP MASTER TAPE, PRINT, DB, INTERNET, ELECTRONIC, CD-ROM Services and/or any other future services developed by the CSB; and

c) NEITHER CSB, ABA NOR ANY OF THEIR AFFILIATES MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY OF THE INFORMATION CONTAINED IN THE CUSIP DATABASE. ALL SUCH MATERIALS ARE PROVIDED TO LICENSEE ON AN “AS IS” BASIS, WITHOUT ANY WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE NOR WITH RESPECT TO THE RESULTS WHICH MAY BE OBTAINED FROM THE USE OF SUCH MATERIALS. NEITHER CSB, ABA NOR THEIR AFFILIATES SHALL HAVE ANY RESPONSIBILITY OR LIABILITY FOR ANY ERRORS OR OMISSIONS NOR SHALL THEY BE LIABLE FOR ANY DAMAGES, WHETHER DIRECT OR INDIRECT, SPECIAL OR CONSEQUENTIAL EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL THE LIABILITY OF CSB, ABA OR ANY OF THEIR AFFILIATES PURSUANT TO ANY CAUSE OF ACTION, WHETHER IN CONTRACT, TORT, OR OTHERWISE EXCEED THE FEE PAID BY LICENSEE FOR ACCESS TO SUCH MATERIALS IN THE MONTH IN WHICH SUCH CAUSE OF ACTION IS ALLEGED TO HAVE ARISEN. FURTHERMORE, CSB AND ABA SHALL HAVE NO RESPONSIBILITY OR LIABILITY FOR DELAYS OR FAILURES DUE TO CIRCUMSTANCES BEYOND THEIR CONTROL.

Licensee agrees that the foregoing terms and conditions shall survive any termination of its right of access to the materials identified above.

ISIN Data. Licensee agrees that for the duration of this agreement and any license granted hereunder, it shall comply with the following terms to the extent applicable: Licensee shall have an appropriate license as necessary to obtain the applicable ISIN data. “ISIN” means International Securities Identifying Number.

Addendum 3 SEDOL

Licensee agrees that for the duration of this Agreement and any license granted hereunder, it shall comply with the following terms:

To the extent applicable, Licensee may not reproduce and/or extract or re-distribute SEDOLs other than with the London Stock Exchange´s prior written consent. Solactive will advise London Stock Exchange if it becomes aware of any breach of that prohibition by Licensee.

To the extent applicable, Licensee is responsible for obtaining the relevant licenses for reproduction and/or extraction or redistribution of the SEDOL codes contained within the files provided by RI to Licensee.